Exhibit 10.11

THE COCA-COLA COMPANY

SUPPLEMENTAL 401(k) PLAN

AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2012

THE COCA-COLA COMPANY
SUPPLEMENTAL 401(k) PLAN

Amended and Restated Effective January 1, 2012

PREFACE

The Coca-Cola Company established The Coca-Cola Company Supplemental Benefit Plan (the “Supplemental Benefit Plan”) effective January 1, 1984. Effective January 1, 2008, The Coca-Cola Company Supplemental Thrift Plan (the “Predecessor Plan”) became a successor plan to the Supplemental Benefit Plan and constituted the supplemental 401(k) component previously provided pursuant to the Supplemental Benefit Plan. Effective January 1, 2012, the Predecessor Plan is hereby amended and restated as set forth in its entirety in this document and the Predecessor Plan is now identified as The Coca-Cola Company Supplemental 401(k) Plan (the “Plan”).

The Plan is an unfunded plan for eligible employees and their beneficiaries as described herein. The Plan is designed to provide benefits primarily for a select group of management or highly compensated employees which are not otherwise payable or cannot otherwise be provided under the terms of the tax-qualified 401(k) plan maintained by The Coca-Cola Company as a result of the limitations set forth under certain applicable sections of the Internal Revenue Code or on account of an employee's deferral of compensation under The Coca-Cola Company Deferred Compensation Plan.

This amended and restated Plan is effective January 1, 2012.

ARTICLE I
DEFINITIONS

“Account” shall mean the account or accounts established and maintained by the Employer to reflect the interest of a Participant in the Plan calculated in accordance with Section 3.1.
“Beneficiary” shall mean the person or persons designated in writing by a Participant in accordance with procedures established by the Committee or the third-party recordkeeper to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Committee or the third-party recordkeeper. No designation of a Beneficiary other than the Participant's spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean common stock of The Coca-Cola Company.

“Committee” shall mean The Coca-Cola Company Benefits Committee appointed by the Senior Vice President, Human Resources (or the most senior Human Resources officer of the Company), to administer the Plan as provided in Article IV.

“Company” shall mean The Coca-Cola Company.

“Deferred Compensation Plan” shall mean The Coca-Cola Company Deferred Compensation Plan or any other similar nonqualified deferred compensation plan maintained by the Employer which provides for deferral of compensation.

“Employee” shall mean any person who is currently employed by an Employer. An individual shall be treated as employed by an Employer under this Plan for any period only if (i) he or she is actually classified during such period by the Employer on its payroll, personnel and benefits system as an employee, and (ii) he or she is paid for services rendered during such period through the payroll system, as distinguished from the accounts payable department of the Employer. No other individual shall be treated as employed by an Employer under this Plan for any period, regardless of his or her status during such period as an employee under common law or under any statute.

“Employer” shall mean the Company and any Participating Subsidiary of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Market Price” shall mean the closing price per share of Common Stock as reported on the New York Stock Exchange Composite Transactions listing.

“Participant” shall mean an Employee or former Employee of an Employer who is eligible to receive benefits provided by the Plan.

“Participating Subsidiary” shall mean a subsidiary of the Company which the Committee has designated as such and whose Employees are eligible to participate in this Plan, as set forth in Appendix A.

“Plan” shall mean The Coca-Cola Company Supplemental 401(k) Plan, as amended from time to time.

“Prior Plans” shall mean The Coca-Cola Company Supplemental Thrift Plan in effect on December 31, 2011 and the Coca-Cola Refreshments USA, Inc. Supplemental Matched Employee Savings and Investment Plan in effect on December 31, 2011.

“Qualified Defined Contribution Plan” shall mean The Coca-Cola Company 401(k) Plan, as amended from time to time.

“Separation from Service” shall mean that employment with an Employer terminates such that it is reasonably anticipated that no further services will be performed. Separation from Service shall be interpreted in a manner consistent with Section 409A of the Code and the regulations thereunder.

“Specified Employee” shall mean a key employee of an Employer who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, as defined in Section 409A of the Code and the regulations thereunder.

ARTICLE II
ELIGIBIILTY

2.1    Eligibility for Participation.

All Employees of the Employer who are eligible for the Qualified Defined Contribution Plan and for whom Company matching contributions to the Qualified Defined Contribution Plan are limited by either i) the limitations set forth in Code Section 401(a)(17) or ii) the deferral of compensation by a Participant under the Deferred Compensation Plan shall be eligible to participate in the Plan.

2.2    Duration of Participation.

An Employee who becomes a Participant shall continue to be a Participant until his Separation from Service or the date he is no longer entitled to benefits under this Plan.

ARTICLE III
BENEFITS

3.1    Amount Credited to Account.

An Account shall be established for the Participant by the Employer when he becomes a Participant in this Plan. Each pay period, such Account shall be credited with hypothetical contributions equal to 3.5% of the following: i) Pay (as defined in the Qualified Defined Contribution Plan but without regard to the limitation of 401(a)(17)) in excess of the limitation set forth in Section 401(a)(17) and ii) the amount of compensation deferred by the employee under the Deferred Compensation Plan for the pay period. Employer contributions to the Deferred Compensation Plan shall not be eligible for any contributions to this Plan. In no event shall the amount credited pursuant to item i) above duplicate the amount credited pursuant to item ii). Such amounts shall be credited whether or not the Participant is contributing to the Qualified Defined Contribution Plan for a pay period. When such amounts are credited, the number of hypothetical shares purchased shall be based on the Market Price of Common Stock as of the date credited. No amounts shall be credited to a Participant after Separation from Service or death.

3.2    Deemed Investment of Accounts.

All amounts credited to the Account of the Participant shall be deemed to be invested in shares of Common Stock. In addition, as of each date on which a dividend is paid on Common Stock, the Account shall be credited with the number of additional hypothetical shares of Common Stock that could have been purchased with the amount of dividends that would have been payable on the hypothetical shares of Common Stock credited to the Participant's Account. The number of additional hypothetical shares shall be determined using the Market Price of Common Stock on the date the dividend is paid on Common Stock. No hypothetical dividends will be credited to a Participant or his Beneficiary following the Participant's Separation from Service or death.

3.3	Form of Payment.

All benefits under this Plan shall be paid in a single lump sum in cash.

3.4	Distribution Events and Timing of Payment.

Benefits under this Plan shall be paid only upon occurrence of the following events.

(a)
Separation from Service. Upon a Participant's Separation from Service, his Account balance shall be paid on the last business day of the third month following the month in which the Participant has a Separation from Service. Notwithstanding the foregoing, the Account of a Specified Employee shall be paid on the last business day of the sixth month following the month in which the Specified Employee has a Separation from Service.

(b)	Death. In the event of a Member's death, his Account balance shall be paid to his Beneficiary on the last business day of the third month following the month in which the Participant dies.

3.5    Valuation of Account.

(a)
Separations from Service after December 31, 2011.    The value of a Participant's Account shall be calculated as the value of hypothetical shares of Common Stock credited to the Participant's Account as of the date of Separation from Service or death, as applicable. In determining the value of the Participant's Account, the price of Common Stock shall be the Market Price on the fifteenth day of the month in which the Participant has a Separation from Service or dies, as applicable (or the next business day). No interest shall be due from the date of Separation from Service or death or under any other circumstances.

(b)
Separations from Service prior to January 1, 2012. If a Participant had a Separation from Service prior to January 1, 2012 and was not paid by January 1, 2012, his Account balance shall be paid pursuant to the terms of the Prior Plan in effect on the day of the Participant's Separation from Service.

ARTICLE IV
ADMINISTRATION

4.1    Committee.
The Committee shall be responsible for the general administration of the Plan and shall establish regulations for the day-to-day administration of the Plan. The Committee and its designated agents shall have the exclusive right and discretion to interpret the terms and conditions of the Plan and to decide all matters arising with respect to the Plan's administration and operation (including factual issues). Any interpretations or decisions so made shall be conclusive and binding on all persons. The Committee or its designee may pay the expenses of administering the Plan or may reimburse the Company or other person performing administrative services with respect to the Plan if the Company or such other person directly pays such expenses at the request of the Committee.
4.2    Authority to Appoint Advisors and Agents.
The Committee may appoint and employ such persons as it may deem advisable and as it may require in carrying out the provisions of the Plan. To the extent permitted by law, the members of the Committee shall be fully protected by any action taken in reliance upon advice given by such persons and in reliance on tables, valuations, certificates, determinations, opinions and reports that are furnished by any accountant, counsel, claims administrator or other expert who is employed or engaged by the Committee.

4.3    Compensation and Expenses of Committee.
The members of the Committee shall receive no compensation for its duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses. Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid out of the general assets of the Company.
4.4    Records.
The Committee shall keep or cause to be kept books and records with respect to the operations and administration of this Plan.
4.5    Indemnification of Committee.
The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Committee or as their delegate(s) against all liabilities, damages, costs and expenses, including attorneys' fees and amounts paid in settlement of any claims approved by the Company, occasioned by any act or failure to act in connection with the Plan, unless such act or omission arises out of such employee's gross negligence, willful neglect or willful misconduct.

ARTICLE V
CLAIMS PROCEDURE

5.1    Right to File a Claim.

Any Participant who believes he is entitled to a benefit hereunder that has not been received, may file a claim in writing with the Committee. The claim must be filed within one year after the date of the Participant's Separation from Service. The Committee may require such claimant to submit additional documentation, if necessary, in support of the initial claim.

5.2    Denial of a Claim.

Any claimant whose claim to any benefit hereunder has been denied in whole or in part shall receive a notice from the Committee within 90 days of such filing or within 180 days after such receipt if special circumstances require an extension of time. If the Committee determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 90 days after the Committee's receipt of the claim. The extension notice will also include the date by which the Committee expects to make the benefit determination. The notice of the denial of the claim will set forth the specific reasons for such denial, specific references to the Plan provisions on which the denial was based and an explanation of the procedure for review of the denial.

5.3    Claim Review Procedure.

A claimant may appeal the denial of a claim to the Committee by written request for review to be made within 60 days after receiving notice of the denial. The request for review shall set forth all grounds on which it is based, together with supporting facts and evidence that the claimant deems pertinent, and the Committee shall give the claimant the opportunity to review pertinent Plan documents in preparing the request. The Committee may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in making its review. The Committee will provide the claimant a written or electronic notice of the decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days. If the Committee determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 60 days after the Committee's receipt of the request for review. The extension notice will also include the date by which the Committee expects to complete the review. The Committee shall communicate to the claimant in writing its decision, and if the Committee confirms the denial, in whole or in part, the communication shall set forth the reasons for the decision and specific references to the Plan provisions on which the decision is based.

5.4    Limitation on Actions.

Any suit for benefits must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of a claim for benefits. Notwithstanding any other provision herein, any suit for benefits must be brought within two years of the date of termination of active employment. No claimant may file suit for benefits until exhausting the claim review procedure described herein.

ARTICLE VI
MISCELLANEOUS

6.1    Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA. Nothing contained in this Plan, and no actions taken pursuant to the provisions of this Plan shall create or be construed to create a trust or any kind of fiduciary relationship between the Employer and any Participant, his Beneficiary, or any other person.

6.2    Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Account or benefit shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Account or benefit be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

6.3    Tax Withholding.

There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to any payment under this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

6.4    Amendment, Modification, Suspension or Termination.

(a)	The Committee may amend, modify, suspend or terminate the Plan in whole or in part, at any time.

(b)
Notwithstanding anything to the contrary contained herein, with regard to any Participant who is subject to Section 16 of the Securities Exchange Act of 1934 or any Account of any such Participant, no amendment can be made to any Plan provision relating to the amount and price of any benefits hereunder, the categories of Participants, the timing of any awards or the formula determining benefits hereunder more than once every six months, except to comport with changes in the Code, in ERISA, or the rules thereunder.

6.5    Governing Law.

Except to extent preempted by Federal Law, this Plan shall be construed, governed and enforced under the laws of the State of Delaware (without regard to the conflicts of law principles thereof) and any and all disputes arising under this Plan are to be resolved exclusively by courts sitting in Delaware.

6.6    Receipt or Release.

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

6.7    Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or Account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company except as provided in the Plan; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan.

6.8    Offset for Monies Owed.

The benefits provided hereunder will be offset for any monies that the Committee determines are owed to the Company or any Participating Affiliate.

The Coca-Cola Company Supplemental 401(k) Plan is hereby amended and restated, effective as of January 1, 2012.

The Coca-Cola Company Benefits Committee

By: /s/ Sue Fleming
Sue Fleming, Chairperson

Date: 12/17/2011

APPENDIX A
PARTICIPATING SUBSIDIARIES
As of January 1, 2012

The Coca-Cola Export Corporation
Refreshment Products Services, Inc.
Soft Drinks International, Inc.
Rocketcash LLC
Coca-Cola India, Inc.
Coca-Cola Properties, LLC
International Auditors, Inc.
Odwalla, Inc.
Coca-Cola Refreshments USA, Inc.